Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

3118-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

May 3, 2012

Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE 1ST QUARTER ENDED MARCH 31, 2012

MINDEN, LA. – May 3, 2012-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended March 31, 2012 of $686,000 or $0.28 per diluted share, as compared to net income of $736,000 or $0.30 per diluted share for the quarter ended March 31, 2011. The $50,000 or 6.8% decrease reflects a $204,000 increase in net interest income offset by a $213,000 decrease in non-interest income, an increase of $59,000 in non-interest expense and a $18,000 decrease in the provision for income taxes.

Total assets decreased $6.7 million or 2.5% to $257.9 million at March 31, 2012 compared to $264.6 million at December 31, 2011. The decrease primarily reflected a $17.8 million or 33.9% decrease in cash and cash equivalents, partially offset by a $7.1 million or 9.8% increase in investment securities and a $3.9 million or 3.0% increase in net loans. The Company continued its efforts to expand its loan portfolio during the first quarter of 2012. Total deposits decreased by $7.2 million or 3.2% to $216.5 million at March 31, 2012. The decrease reflected normal seasonal withdrawals.

Stockholders’ equity increased by $292,000 or 0.7% to $39.3 million at March 31, 2012 as compared to $39.0 million at December 31, 2011. The increase was in part due to net income of $686,000 for the three months ended March 31, 2012. Stockholders’ equity was reduced by dividends paid of $181,000 and the purchase of shares in the amount of $249,000 for the Company’s Recognition and Retention Plan. Stockholders’ equity amounted to $16.25 per share at March 31, 2012.

Net interest income for the three months ended March 31, 2012 increased $204,000 or 11.2% to $2.0 million as compared to $1.8 million for the same period in 2011. The increase in net interest income for the three months ended March 31, 2012 reflected an increase in interest income of $120,000 combined with a $84,000 decrease in interest expense.

The provision for loan losses amounted to $30,000 for the three month periods ended March 31, 2012 and 2011. At March 31, 2012, the Company’s total nonperforming assets and troubled debt restructurings amounted to $1.5 million or 0.6% of total assets as compared to $1.1 million or 0.4% at December 31, 2011.

Total non-interest income decreased by $213,000 for the three months ended March 31, 2012 compared to March 31, 2011. The decrease for the three months ended March 31, 2012 reflects a decrease in gain on sale of assets of $177,000 as there were no sales of investment securities during the three months ended March 31, 2012.

Non-interest expense increased $59,000 for the three months ended March 31, 2012 over the comparable period in 2011. The increase for the 2012 period was due to increases in general, administrative and supervisory fees.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 101 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	March 31,	December 31,
	2012	2011

Total assets	$257,917	$264,598
Cash and cash equivalents	34,633	52,407
Investment securities	80,099	72,955
Loans receivable – net	135,360	131,454
Deposits	216,539	223,713
Total stockholders' equity	39,322	39,030

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended
	March 31
	2012	2011

Interest income, including fees	$2,357	$2,237
Interest expense	333	417
Net interest income	2,024	1,820
Provision for loan losses	30	30
Net interest income after
provision for loan loss	1,994	1,790
Total non-interest income	170	383
Total non-interest expenses	1,115	1,056
Income before income taxes	1,049	1,117
Income tax expense	363	381
NET INCOME	$686	$736

EARNINGS PER SHARE
Basic	$0.29	$0.31
Diluted	$0.28	$0.30